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                       American Real Estate Partners, L.P.


                                                           FOR IMMEDIATE RELEASE

Contact:          Information Agent:
                  Beacon Hill Partners, Inc.
                  (212) 843-8500


                          TENDER OFFER BY AFFILIATE OF
                  AMERICAN REAL ESTATE PARTNERS, L.P. EXTENDED;
                            PURCHASE PRICE INCREASED


Mount Kisco, N.Y., April 2, 1998 - American Real Estate Partners, L.P. (NYSE:
ACP) announced today that its affiliate, Olympia Investors, L.P., a Delaware limited partnership, has increased the purchase price in its offer (the "Offer") to purchase up to approximately 40% of the outstanding Units of High Equity Partners L.P. - Series 88 (the "Partnership") to $125.50 per Unit and extended the expiration date of the Offer to 12:00 midnight, New York City time, on Thursday, April 16, 1998. As of March 31, 1998, 1,802 Units had been tendered to the depositary pursuant to the Offer.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with a primary focus on office, retail, industrial, hotel and residential properties.












                 100 South Bedford Road o Mount Kisco, NY 10549
                      o 914-242-7700 o 914-242-9282 (Fax)